EXHIBIT 99.1(a)
[ARC LOGO]

FOR IMMEDIATE RELEASE
ALLIED RISER COMMUNICATIONS ("ARC") ANNOUNCES CASH TENDER FOR CONVERTIBLE NOTES

(DALLAS, TX., May 8, 2001) - Allied Riser Communications Corp. (NASDAQ: ARCC), a pioneer and market leader in providing innovative, in-building, high-speed broadband data services and applications to small- and medium-sized businesses
(SMBs), today announced that it intends to tender for the repurchase of its convertible notes.

The company plans to commence a cash tender offer for any and all of its outstanding 7.5% convertible notes. The notes, of which an aggregate principal amount of $150,000,000 is currently outstanding, were issued in June 2000. The purchase price for the notes will be $280 in cash per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the date of payment. The tender offer will not be subject to any minimum principal amount of the notes being tendered but will be subject to various other terms and conditions. ARC's purpose in seeking to repurchase the notes is to reduce its annual interest expense. The company said that it intends to make the necessary filings with the Securities and Exchange Commission and plans to commence the tender offer for the notes in the near future.

ARC's board of directors has approved the offer. However, the board is not making any recommendations to the holders of the notes whether or not to tender their notes.

About Allied Riser Communications
ARC is a pioneer in delivering reliable and innovative, 'first-mile' broadband services and applications that enable small- and medium-sized business owners to concentrate on running their companies, while leveraging ARC's expertise to meet their communications needs. ARC designs, constructs, deploys, and manages high-speed, broadband networks inside commercial office buildings located in major North American markets. Dallas-based ARC combines a balance of real estate and technology expertise with an understanding of customers' specific business communication needs to provide bundled data communications solutions.

ARC intends to file a Tender Offer Statement on Schedule TO, including an Offer to Purchase and a Letter of Transmittal, with the Securities and Exchange Commission relating to ARC's offer to purchase any and all of its outstanding 7.5 percent Convertible Subordinated Notes Due 2007. ARC note holders are strongly advised to read the Offer to Purchase and Letter of Transmittal when these documents are available because these documents contain important information relating to the offer. These documents will be available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov and may be obtained for free from MacKenzie Partners, Inc. by calling (800) 322-2885. The tender offer will be made solely by the Offer to Purchase and the related Letter of Transmittal to be disseminated upon the commencement of the tender offer.

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Page Two

ARC/ANNOUNCES TENDER FOR CONVERTIBLE NOTES

Safe Harbor Statement under the Private Securities Litigation Reform
Act of 1995:
Some of the statements contained in this release that are not historical facts and may be deemed to contain forward-looking statements, including but not limited to statements regarding overall market demand for market acceptance of the Company's services, the intention to deploy data networks or services in additional buildings or markets and the timing and breadth of penetration in each building or market. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the intense competition for the Company's service offerings, dependence on growth in demand for the Company's services, ability to manage growth of our operations, the ability to raise additional capital and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.


Contacts:
Joey D. Mooring; Sr. Mgr. Corp. Comm. & Investor Relations; ARC;
214/560-2357; jmooring@arcmail.com

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